SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.    )
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FUEL TECH, INC.

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FUEL TECH, INC.
Annual Meeting of Stockholders
May 19, 2011
Supplemental Information Regarding Item 2:
Approval of a Program Permitting the Exchange of
Certain Stock Options for Restricted Stock Units
Explanatory Note
Commencing on May 10, 2011, Fuel Tech, Inc. (the “Company”) sent the following communication to certain stockholders of the Company.
Purpose of the Outreach
At our annual meeting of stockholders to be held on May 19, 2011, the Company’s stockholders will vote on whether to approve an exchange program pursuant to which eligible employees would be offered the opportunity to exchange eligible options for grants of restricted stock units (RSUs) at ratios determined by the Company’s Compensation and Nominating Committee and intended to represent a value-for-value exchange (the “Exchange Program”). Item 2 in the Company’s proxy materials includes further information regarding this proposal.
Two proxy advisory firms have recently issued voting recommendations with respect to the Exchange Program. We are pleased that Glass Lewis & Co. (“Glass Lewis”), an independent proxy advisory firm, has recommended that its clients vote “FOR” the Exchange Program proposal, although we see another proxy advisory firm, ISS Proxy Advisory Services (“ISS”), has recommended that its clients vote “AGAINST” this proposal.
We reviewed ISS’s analysis of our proposal, and the reason they set out for recommending an “AGAINST” vote is that they do not consider it a value-for-value exchange. We believe the difference lies in the method and stock inputs they used. We want to explain why we believe our calculation is more appropriate, and why we urge you to follow our recommendation and the Glass Lewis recommendation and vote “FOR” the Exchange Program proposal.
Value-for-value exchange: our methodology
In our proxy statement dated April 5, 2011 we described the methods by which we proposed to calculate the value of options surrendered in the offer, and the value of the RSUs to be granted. These methods follow our financial statement disclosures according to generally accepted accounting principles (GAAP). Under these methods, we value stock options using appropriate valuation techniques which are widely accepted andstock price inputs as of the valuation date and expected volatility over the remaining expected term based on the historical volatility for a similar term ending on the valuation date. We value RSUs based on the stock price at the valuation date. For purposes of the Exchange Program, the valuation date is the most recent practicable date prior to commencement of the offer to exchange, and in the illustrative examples included in our proxy statement, we assumed a valuation date of March 31, 2011.

Value-for-value exchange: ISS methodology
For their analysis of our proposed Exchange Program we understand ISS used a binomial pricing model, using a stock price calculated as a 200 day average of prices ending on December 1, 2010 and volatility measured over the same period. RSUs are valued at the 200 day average price as well. The resulting stock price and volatility were both lower than we used, and resulted in the options having a lower value than we calculated, and the RSUs having a lower value than we used. Using these values, ISS calculated that under the illustrative exchange ratios we set forth in the proxy statement the aggregate value of the RSUs was greater than the aggregate value of the options surrendered.
Why we think our methodology is better:
We think our methodology is more appropriate for the following reasons:
•	Our method is consistent with GAAP and the way we will account for the exchange program when and if consummated.

•	Our method, and the method used in setting the actual terms of the offer, uses current stock information, rather than stale information.

•	Our method uses volatility measured for each tranche of options, resulting in a more accurate measure than the one-size-fits-all approach.

•	The use of a non-GAAP valuation method could result in the Company incurring compensation charges for financial statement purposes for the period in which the offer is consummated, depending on the values measured for GAAP purposes.
Simply put, we believe the valuation methods adopted by the Company will better reflect the current values of the stock options and RSUs than the values resulting from the use of ISS’s proprietary model and December 1, 2010 measuring point.
Your vote is important. Our board of directors has recommended that you vote “FOR” the Exchange Program proposal approving the program permitting the exchange of certain stock options for restricted stock units.